EXHIBIT 32

SECTION 1350 CERTIFICATIONS

Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended September 30, 2008 of Allstate Life Insurance Company of New York filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of Allstate Life Insurance Company of New York.

November 20, 2008

/s/ James E. Hohmann
James E. Hohmann
Chairman of the Board, President and Chief Executive Officer

/s/ John C. Pintozzi
John C. Pintozzi
Vice President and Chief Financial Officer

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